Exhibit (d)(3)

EXECUTION VERSION

TRI-PARTY AGREEMENT

This Tri-Party Agreement (the “Agreement”) is made and entered into effective as of October 24, 2016 (the “Effective Time”), by and among the following (each referred to individually as a “Party” and collectively as the “Parties”): (i) Trans Energy, Inc., a Nevada corporation (“Trans Energy”), American Shale Development, Inc., a Delaware corporation and wholly owned subsidiary of Trans Energy (“American Shale”), Prima Oil Company, Inc., a Delaware corporation and wholly owned subsidiary of Trans Energy (“Prima” and, collectively with Trans Energy and American Shale, the “TE Group”); (ii) Republic Energy Ventures, LLC, a Delaware limited liability company (“REV”), Republic Partners VI, LP, a Texas limited partnership (“RP6”), Republic Partners VII, LLC, a Texas limited liability company (“RP7”), Republic Partners VIII, LLC, a Texas limited liability company (“RP8”), and Republic Energy Operating, LLC, a Texas limited liability company (“REO” and, collectively with REV, RP6, RP7 and RP8, the “Republic Group”); and (iii) EQT Corporation, a Pennsylvania corporation (“EQT”), EQT Production Company, a Pennsylvania corporation and wholly owned subsidiary of EQT (“Production”), and WV Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Production (“Merger Sub” and, collectively with EQT and Production, the “EQT Group”).

WITNESSETH:

WHEREAS, on April 4, 2007, Trans Energy and RP6 entered into that certain Farm-Out and Area of Joint Development Agreement (the “Original AJDA”).

WHEREAS, on July 16, 2010, pursuant to a Purchase and Sale Agreement (the “2010 PSA”), Trans Energy sold to REV a 50% interest in certain acreage in Marion and Tyler Counties, West Virginia. REV has since asserted that certain of the properties sold to it pursuant to the 2010 PSA have title defects resulting in a diminution in value for which REV is entitled to compensation from Trans Energy.

WHEREAS, on March 31, 2011, Trans Energy entered into a Purchase and Sale Agreement (the “2011 PSA”) with REV, pursuant to which Trans Energy sold to REV certain oil and gas leases and interests located in Marion, Marshall, Tyler and Wetzel Counties, West Virginia. REV has since asserted that certain of the properties sold to it pursuant to the 2011 PSA have title defects resulting in a diminution in value for which REV is entitled to compensation from Trans Energy.

WHEREAS, on April 26, 2012, Trans Energy and RP6 amended and restated the Original AJDA (the “Restated AJDA”) to, among other things, supersede the Original AJDA and add American Shale, REV and RP8, and for certain limited purposes therein, RP7, REO and Sancho Oil and Gas Corporation, a West Virginia corporation, as parties under the Restated AJDA.

WHEREAS, on May 21, 2014, American Shale entered into a Purchase and Sale Agreement (the “2014 PSA”) with REV, pursuant to which American Shale sold to REV (i) an undivided interest across all of its undeveloped leasehold, (ii) an over-riding royalty interest of 1.5% in all of its leasehold in Wetzel County, West Virginia, and (iii) an over-riding royalty interest of 1.0% in six wells in Marshall County, West Virginia.  In connection with the 2014

PSA, REV, RP6 and American Shale amended the Restated AJDA pursuant to that certain First Amendment to Amended and Restated Farm-Out and Area of Joint Development Agreement dated May 20, 2014 (the “First Amendment,” and the Restated AJDA, as amended by the First Amendment, the “AJDA”). Under the AJDA, among other things, (a) REV agreed to fund all costs associated with certain leasehold acquisitions made pursuant to the AJDA subsequent to April 1, 2014 (such leasehold acquisitions, the “Subject Properties”), and (b) in the event that REV sold its interest in any such Subject Properties, American Shale was granted the right to buy a 25% interest in any Subject Property at REV’s cost, plus interest accrued thereon at the rate of 12% per annum (the “Purchase Option”), simultaneously with the consummation of such sale by REV.

WHEREAS, pursuant to the AJDA, each party thereto has certain rights, including a pre-emptive right and a tag-along right, upon a sale or farm-out by any other party thereto of its interests under the AJDA, each as more fully set forth in Section 9 of the AJDA (the “AJDA Rights”).

WHEREAS, Trans Energy, American Shale and the members of the Republic Group previously entered into that certain Joint Operating Agreement, dated as of April 4, 2007, as amended on June 17, 2011 and April 26, 2012 (as amended, the “JOA”). Under the JOA, each of Trans Energy, American Shale and the members of the Republic Group have a right of first refusal, tag-along right and certain other rights upon a sale or farm-out of an interest covered by the JOA by any other party thereto or such other party’s affiliate assignee, each as more fully set forth in Section XV.F thereof (the “JOA Rights”).

WHEREAS, on April 26, 2012, REO and Trans Energy entered into that certain Contract Operator Agreement (the “Contract Operator Agreement”) pursuant to which Trans Energy was subcontracted to perform certain functions as the operator of the properties and assets subject to and covered by the AJDA and the JOA.

WHEREAS, on April 26, 2012, pursuant to the AJDA and the JOA, REO was appointed as Operator (as such term is defined in the JOA) under the JOA and operator under the AJDA (in each such capacity, the “Operator”) of the properties subject to the JOA and AJDA, as applicable, and subject to Trans Energy’s right to re-assume its position as Operator under the AJDA and the JOA in certain circumstances. On May 20, 2014, as set forth in the First Amendment, Trans Energy relinquished its right to re-assume its position as Operator.

WHEREAS, on the date hereof, the Republic Group and Production entered into a Purchase and Sale Agreement (the “Republic PSA”) pursuant to which the Republic Group will sell substantially all of its oil and gas properties, including the Subject Properties, to Production (collectively, the “Republic/EQT Transaction”), which such sale shall trigger the Purchase Option with respect to the Subject Properties and, in respect of Trans Energy and American Shale, the AJDA Rights and the JOA Rights.

WHEREAS, on the date hereof, Trans Energy entered into an Agreement and Plan of Merger (the “TE Merger Agreement”) with EQT and Merger Sub pursuant to which Merger Sub will make a tender offer for all of the outstanding shares of common stock of Trans Energy and, if such tender offer is successfully consummated, following such consummation, Merger

Sub will be merged with and into Trans Energy, with Trans Energy surviving as a wholly owned subsidiary of EQT (such transactions referred to together as the “TE/EQT Transaction” and, collectively with the Republic/EQT Transaction, the “Transactions”).

WHEREAS, if each of the Transactions is successfully consummated, as a result of the consummation of each Transaction (each, a “Closing,” and together, the “Closings”), the EQT Group will, either directly or indirectly, own all of the outstanding properties and assets currently covered by the AJDA.

WHEREAS, the Republic Group contemplates that concurrently with the Closings it will offer employment on a temporary basis to each member of the land department at Trans Energy (the “Land Group”) as of the date hereof.

WHEREAS, the TE Group and the Republic Group desire to settle finally and forever any and all claims between them of any nature whatsoever from any and all liability or damages of any kind, known or unknown, in contract or in tort, arising out of their dealings with each other prior to the Closings, including the transactions described in the Recitals above.

WHEREAS, the TE Group further desires to (a) waive any rights it may have to assume the position of Operator under the AJDA and the JOA, (b) memorialize the exercise of the Purchase Option by American Shale and provide for the terms of such exercise, (c) waive its rights in respect of the AJDA Rights and the JOA Rights, and (d) make the other acknowledgements, agreements, representations and warranties set forth herein.

WHEREAS, the Republic Group further desires to (a) provide for the terms of the exercise of the Purchase Option by American Shale, (b) make certain agreements with respect to the employment of the Land Group following the Closings, and (c) make the other acknowledgements, agreements, representations and warranties set forth herein.

WHEREAS, the EQT Group desires to make the acknowledgements, agreements, representations and warranties set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the Parties hereto hereby agree as follows:

1.                                      Waiver of Rights to Assume Operatorship; Termination of Contract Operator Agreement.

(a)                                 Trans Energy hereby (i) acknowledges and ratifies its prior relinquishment and release of its right to act as, re-assume or reacquire the position, and all of the attendant rights, obligations and duties, of Operator under the AJDA and/or the JOA pursuant to the Amendment, and, for the avoidance of doubt, irrevocably waives any and all other rights it may have under the AJDA and/or the JOA or otherwise to act as, re-assume or reacquire its position, and all of the attendant rights, obligations and duties, as Operator under the AJDA and the JOA or otherwise with respect to the assets subject to the AJDA, the JOA or the Transactions, (ii) irrevocably waives any other rights it may have to act as or assume a position as Operator under the AJDA or the JOA or otherwise with respect to the assets subject to the AJDA, the JOA or the Transactions, whether arising under the AJDA, the JOA or any other agreement between any member of the TE Group (or any Affiliate (as defined below) thereof) and any member of the Republic Group (or any Affiliate thereof), and (iii) acknowledges that REO is the duly appointed Operator under the AJDA and the JOA and has all rights, duties and responsibilities as Operator under the AJDA and the JOA, including the right to resign from its position as Operator, in its sole discretion, in connection with the Transactions. In connection with the consummation of the Republic/EQT Transaction, Trans Energy hereby irrevocably consents to the appointment of Production or any Affiliate of Production as the Operator under the AJDA and the JOA.

(b)                                 Notwithstanding anything to the contrary in the Contract Operator Agreement, including, without limitation, the notice requirement set forth in Section 6 thereof, Trans Energy and REO hereby agree that the Contract Operator Agreement shall be terminated and of no further force or effect, without necessity of action by either party thereto, immediately following the Closing of the Republic/EQT Transaction.

(c)                                  The TE Group hereby waives its right to receive an assignment of any interest in those certain oil and gas leases acquired by one or more members of the Republic Group covering acreage within Marion County, West Virginia which are not included on Exhibit C to the Republic PSA.

2.                                      Settlement of Purchase Option and Amounts Due Under AJDA or JOA.

(a)                                 Each member of the TE Group and each member of the Republic Group hereby acknowledges and agrees (i) that (A) American Shale holds the Purchase Option, and that such Purchase Option is triggered by the sale by the Republic Group of the Subject Properties pursuant the Republic PSA, (B) the Subject Properties constitute the entire interest in any of the properties subject to the AJDA or otherwise that are subject to the Purchase Option (the “Option Properties”), (C) at the Closing of the Republic/EQT Transaction, in consideration of the payment specified in Section 2(b) of this Agreement, the Republic Group shall assign to Production, all the Subject Properties, including the Option Properties (the “Transferred Interests”) and (D) upon receipt of such payment, each member of the TE Group waives any and all rights in respect of the Purchase Option or to acquire any of the Subject Properties, and (ii) the respective unadjusted purchase price set forth in each of the Republic PSA and the TE Merger Agreement takes into account and accurately reflects in all respects (A) the consideration for the TE Group’s waiver of the Purchase Option, (B) all other amounts due or owing from members of the Trans Energy Group or any of their Affiliates to members of the Republic Group or any of their Affiliates, (C) all other amounts due or owing from members of the Republic Group or any of their Affiliates to members of the Trans Energy Group or any of their Affiliates and (D) the agreement among the Republic Group and the Trans Energy Group with respect to the allocation of the aggregate purchase price under both the Republic PSA and the TE Merger Agreement, taking into account American Shale’s waiver of the Purchase Option as set forth in this Section 2 and the amounts referred to in clauses (ii)(A), (B) and (C) above.

(b)                                 In the event that the Closing of the Republic/EQT Transaction occurs, EQT shall pay to American Shale on behalf of the Republic Group an amount equal to $15,041,100. The Trans Energy Group acknowledges and agrees that upon the payment of such amount the Purchase Option shall have been fully waived and no member of the Trans Energy Group shall have any right to purchase or repurchase any of the assets or properties assigned and transferred to the EQT Group at the Closing of the Republic/EQT Transaction, including the Option Properties.

3.                                      Waiver of JOA Rights and AJDA Rights.  Each of Trans Energy and American Shale hereby agrees, jointly and severally, that it irrevocably waives and releases all of the following:

(a)                                 all of its JOA Rights set forth in Article XV.F of the JOA with respect to, and in connection with, the transactions contemplated by the Republic/EQT Transaction, including the Republic PSA;

(b)                                 all of its AJDA Rights set forth in Section 9 of the AJDA with respect to, and in connection with, the transactions contemplated by the Republic/EQT Transaction, including the Republic PSA;

(c)                                  compliance by the Republic Group with any obligations of the Republic Group related to the JOA Rights or otherwise set forth in Section XV.F of the JOA and arising in connection with the transactions contemplated by the Republic/EQT Transaction, including the Republic PSA;

(d)                                 compliance by the Republic Group with any obligations of the Republic Group related to the AJDA Rights or otherwise set forth in Section 9 of the AJDA and arising in connection with the transactions contemplated by the Republic/EQT Transaction, including the Republic PSA;

(e)                                  any other (i) rights in favor of Trans Energy or American Shale, as applicable, and (ii) obligations of the Republic Group, in each case, in respect of the JOA Rights; and

(f)                                   any other (i) rights in favor of Trans Energy or American Shale, as applicable, and (ii) obligations of the Republic Group, in each case, in respect of the AJDA Rights.

4.                                      Releases.

(a)                                 Except only to enforce its rights under this Agreement, each member of the TE Group on behalf of itself, its Affiliates, its successors and assigns (which Affiliates, successors and assigns shall not include the EQT Group (other than Merger Sub) following the Closings), irrevocably and unconditionally releases, waives, and forever discharges each member of the Republic Group and each of their respective Affiliates, and their present and former agents, employees, officers, directors, attorneys, advisors, stockholders, plan fiduciaries, successors and assigns (collectively, the “Republic Releasees”), from any and all claims, debts, contracts, agreements, obligations, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, in contract or in tort, or based on any regulation, statute or other law, whether state or federal (collectively, “Claims”), which any member of the TE Group has, has ever had, or may have in the future against any Republic Releasee relating to, arising from, or in connection with (A) the 2010 PSA, the 2011 PSA, the 2014 PSA, the AJDA (including with respect to the Subject Properties and/or Purchase

Option), the JOA and any and all other contracts, agreements, leases, instruments or other legally binding contractual commitment, whether written or oral, by and between or among any member(s) of the TE Group and any member(s) of the Republic Group (the “Released Agreements”), (B) any action taken by any Republic Releasee under any Released Agreement, or (C) ownership of the Leases or the Acquired Interests (i) as of the date hereof; and (ii) upon the occurrence of the Closings, all Claims on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closings; provided, however, that nothing contained herein shall operate to release any obligations of any Republic Releasee arising under the Republic PSA or any certificate or other document furnished or to be furnished by such Republic Releasee pursuant to the Republic PSA. The Claims released by each member of the TE Group under the TE Group release herein shall include, without limitation, any and all claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws, of any jurisdiction, or any other statutory or common law claims. “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

(b)                                 Except only to enforce its rights under this Agreement, each member of the Republic Group on behalf of itself, its Affiliates, its successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges each member of the TE Group and each of its Affiliates, and their present and former agents, employees, officers, directors, attorneys, advisors, stockholders, plan fiduciaries, successors and assigns (collectively, the “TE Releasees”), from any and all Claims, which any member of the Republic Group has, has ever had, or may have in the future against any TE Releasee relating to, arising from, or in connection with, (A) any Released Agreements, (B) any action taken by any TE Releasee under any Released Agreement, or (C) ownership of the Leases or the Acquired Interests (i) as of the date hereof; and (ii) upon the occurrence of the Closings, all Claims on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closings; provided, however, that nothing contained herein shall operate to release any obligations of any TE Releasee arising under the TE Merger Agreement or any certificate or other document furnished or to be furnished by such TE Releasee pursuant to the TE Merger Agreement. The Claims released by each member of the Republic Group’s release under the Republic Group release herein includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws, of any jurisdiction, or any other statutory or common law claims.

(c)                                  Notwithstanding the foregoing, each of the covenants and obligations under each of the Released Agreements that is, by its terms, to be performed after the Closings on account of or arising out of any matter, cause or event occurring at any time following the Closings shall remain in full force and effect.

(d)                                 Each Party understands it is such Party’s choice whether or not to enter into this Agreement and that its decision to do so is voluntary and is made knowingly.

(e)                                  Each Party expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to such Party in executing this release, and that such Party is not relying upon any statement or representation of any agent of the Parties being released hereby.  Each Party is relying on its own judgment and acknowledges that it has been represented by competent legal counsel in this matter. The aforesaid legal counsel has read and explained to such Party the entire contents of this Agreement, as well as the legal consequences of this release.

5.                                      Legal Proceedings.  Except only to enforce the terms of this Agreement, each Party agrees not to bring any judicial, administrative or arbitral action, suit, written demand, audit, written notice of violation, litigation, citation, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body (“Legal Proceeding”) of any kind against the other Party to this Agreement concerning any matter released by this Agreement. Each Party further agrees that this Agreement constitutes a bar to any such future Legal Proceeding. “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law). Each member of the Republic Group and the Trans Energy Group and their respective Affiliates acknowledges and agrees that, from and after the Closing of the Republic/EQT Transaction and until the Closing of the TE/EQT Transaction, if any, each member of the EQT Group and their Affiliates shall have the right, in its sole discretion, to enforce the obligations set forth in this Agreement of any member of the Trans Energy Group to any member of the Republic Group on behalf of such member of the Republic Group.

6.                                      Land Group.

(a)                                 Prior to the Closing of the TE/EQT Transaction, the Republic Group shall offer to Mark Woodburn and Brett Greene (collectively, the “TE Land Employees,” and individually, each a “TE Land Employee”) independent contractor agreements with compensation no less favorable to the applicable TE Land Employee than the compensation and employee benefits (excluding any equity based compensation or benefits) in effect for such TE Land Employee immediately prior to the Closing.  Upon consummation of the Closings, the TE Group shall release each of the TE Land Employees from any post-employment obligation that would prevent or prohibit such persons from accepting such independent contractor relationship with the Republic Group.

(b)                                 Notwithstanding anything to the contrary contained in this Section 4, the Parties expressly acknowledge and agree that: (i) nothing in this Agreement shall be deemed or construed to require any member of the Republic Group to continue its relationship with any TE Land Employee for any period after Closing; (ii) nothing in this Agreement shall create or be construed to create a right in any TE Land Employee to employment or an independent contractor relationship with any member of the Republic Group; and (iii) nothing in this Agreement shall be deemed or construed to limit the right of any member of the Republic Group to terminate the independent contractor status of any TE Land Employee during any period after Closing.

7.                                      Termination.  If the Republic/EQT Transaction is terminated prior to the Closing thereof, this Agreement shall also terminate and be void and of no further force and effect, without any further notice or action by any Party hereto, immediately upon such termination. Except as set forth in the immediately preceding sentence, this Agreement may not be terminated without the written agreement of each Party hereto.

8.                                      Miscellaneous.

(a)                                 Amendment; Waiver. No modification to any provisions contained in this Agreement shall be binding upon any Party unless made in writing and signed by each Party hereto. No failure by any Party hereto at any time to give notice of any breach by another Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)                                 Severability. If any provision of this Agreement is held to be unenforceable for any reason, the remaining parts of the Agreement shall remain in full force and effect.

(c)                                  Representations. Each Party represents that it has not assigned any portion of the claims released under this Agreement to any third party.

(d)                                 Applicable Law. This Agreement and all matters arising out of or relating to this Agreement shall be construed in accordance with Texas law, without regard to the conflict of laws provisions thereof.

(e)                                  Entire Agreement. Except as expressly set forth in this Agreement, this Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties to this Agreement concerning the subject matter hereof. Each Party has fully considered this Agreement. Each recognizes that no facts can ever be known with certainty and that no representations or warranties other than as set forth in this Agreement have been made to induce this Agreement. The Parties agree that the terms of this Agreement are the result of negotiations between the Parties, and constitute a final accord and satisfaction concerning all disputes between the Parties.

(f)                                   Successors and Assigns; Third Party Beneficiaries. With respect to each Party, this Agreement shall also bind and inure to the benefit of any affiliated entities, successor-in-interests, or assigns. The Parties acknowledge that Republic Releasees and the TE Releasees are third-party beneficiaries of this Agreement.

(g)                                  Legal Costs. In the event that a Party should bring any action to enforce any term of this Agreement any other Party, the Party who does not prevail in any such action shall pay all the reasonable attorneys’ fees and costs incurred by all other Parties because of the action.

(h)                                 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the Effective Time.

TRANS ENERGY, INC.,
a Nevada corporation

By:	/s/ John G. Corp
Name:	John G. Corp.
Title:	President

AMERICAN SHALE DEVELOPMENT, INC.,
a Delaware corporation

By:	/s/ John G. Corp
Name:	John G. Corp.
Title:	President

PRIMA OIL COMPANY, INC.,
a Delaware corporation

By:	/s/ John G. Corp
Name:	John G. Corp.
Title:	President

SIGNATURE PAGE TO TRI-PARTY AGREEMENT

REPUBLIC ENERGY VENTURES, LLC,
a Delaware limited liability company

By:	Republic Energy Operating, LLC,
its manager

	By:	/s/ John D. Swanson
	Name:	John D. Swanson
	Title:	President

REPUBLIC PARTNERS VI, LP,
a Texas limited partnership

By:	Republic Partners VI, GP, LLC,
its general partner

	By:	/s/ John D. Swanson
	Name:	John D. Swanson
	Title:	President

REPUBLIC PARTNERS VII, LLC,
a Texas limited liability company

By:	/s/ John D. Swanson
Name:	John D. Swanson
Title:	President

REPUBLIC PARTNERS VIII, LLC,
a Texas limited liability company

By:	/s/ John D. Swanson
Name:	John D. Swanson
Title:	President

REPUBLIC ENERGY OPERATING, LLC,
a Texas limited liability company

By:	/s/ John D. Swanson
Name:	John D. Swanson
Title:	President

SIGNATURE PAGE TO TRI-PARTY AGREEMENT

EQT CORPORATION,
a Pennsylvania corporation

By:	/s/ Steven T. Schlotterbeck
Name:	Steven T. Schlotterbeck
Title:	President

EQT PRODUCTION COMPANY,
a Pennsylvania corporation

By:	/s/ Steven T. Schlotterbeck
Name:	Steven T. Schlotterbeck
Title:	President

WV MERGER SUB, INC.,
a Nevada corporation

By:	/s/ Steven T. Schlotterbeck
Name:	Steven T. Schlotterbeck
Title:	President

SIGNATURE PAGE TO TRI-PARTY AGREEMENT